Exhibit 3.1

AMENDMENT NO. 5

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

This Amendment No. 5 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), dated as of February 8, 2006 (as amended, the “Partnership Agreement”), is entered into effective as of March 8, 2016 by LE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, in accordance with Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, the Partnership is offering to certain holders of Common Units who are “accredited investors” (as defined in Regulation D promulgated under the Securities Act) the right to participate in a plan (the “Plan”) that will allow such holders to make a one-time election to forgo certain distributions on some or all of their Common Units for a period of up to nine Quarters commencing with distributions for the Quarter ending March 31, 2016, and reinvest those distributions in Series A Convertible Preferred Units (the “Series A Convertible Units”), a new class of Units representing limited partner interests in the Partnership that are convertible into Common Units on the Convertible Unit Conversion Date (as defined below), all as more fully described in this Amendment and in the Partnership’s Confidential Private Placement Memorandum dated February 29, 2016 relating to the Plan and the Series A Convertible Units and the Common Units to be issued upon conversion thereof;

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Board”), by unanimous vote, in good faith, (a) approved the Plan and the issuance of the Series A Convertible Units pursuant to the Plan and (b) resolved to recommend to the Board the approval of the Plan and the issuance of the Series A Convertible Units pursuant to the Plan;

WHEREAS, the foregoing approval of the Plan and the issuance of the Series A Convertible Units pursuant to the Plan by the Conflicts Committee constitutes Special Approval for all purposes under the Partnership Agreement, including but not limited to Section 7.9 thereof;

WHEREAS, the Audit and Conflicts Committee (as defined in the Amended and Restated Limited Liability Company Agreement of LE GP, LLC, dated as of May 7, 2007 (as amended to date, the “Company Agreement”)), in good faith, (a) approved the Plan and the issuance of the Series A Convertible Units pursuant to the Plan and (b) resolved to recommend to the Board the approval of the Plan and the issuance of the Series A Convertible Units pursuant to the Plan;

WHEREAS, the foregoing approval of the Plan and the issuance of the Series A Convertible Units pursuant to the Plan by the Audit and Conflicts Committee constitutes Special Approval (as defined in the Company Agreement) for purposes under the Company Agreement;

WHEREAS, the Board, for and on behalf of the General Partner, acting in its individual capacity and in its capacity as general partner of the Partnership, has determined that the Plan, including the creation and issuance of the Series A Convertible Units, is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of Common Units, and has approved the Plan and the issuance of the Series A Convertible Units pursuant to the Plan;

WHEREAS, the issuance of the Series A Convertible Units complies with the requirements of the Partnership Agreement;

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of issuance of the Series A Convertible Units; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that, if and to the extent any amendments set forth herein are not necessary or appropriate in connection with the authorization of the issuance of the Series A Convertible Units, such amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:

“As-Converted Basis” means, with respect to each Series A Convertible Unit on any date of determination, as if the Convertible Unit Conversion Date had occurred on such date and such Series A Convertible Unit had converted into Common Units based on the Conversion Value and Conversion Price as of such date in accordance with Section 5.15(b)(iii).

“Change of Control” means (i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Partnership or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets) or (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries taken as a whole to any Person other than a Permitted Holder.

“Common Unit Threshold” means a number of Common Units equal to the quotient of $1,000,000,000 and the closing price of the Common Units on the New York Stock Exchange on the Series A Convertible Unit Issue Date.

“Conversion Price” has the meaning set forth in Section 5.15(b)(iii).

“Conversion Value” means, with respect to each Series A Convertible Unit, as of any date of determination, the dollar value of the sum of (a) the aggregate amount of the Initial Period Accretion Amounts and (b) the aggregate amount of the Subsequent Period Accretion Amounts, in each case during the period commencing on the Series A Convertible Unit Issue Date and ending on the date of determination.

“Conversion Value Cap” means $0.285.

“Converted Common Units” means Common Units issued upon the conversion of the Series A Convertible Units on the Convertible Unit Conversion Date.

“Convertible Unit Conversion Date” has the meaning set forth in Section 5.15(b)(iii).

“ETC” means Energy Transfer Corp LP, a Delaware limited partnership, and any successors thereto.

“Extraordinary Distributions” means (a) any non-cash distribution or (b) any cash distribution that is materially and substantially greater, on a per unit basis, than the Partnership’s most recent regular quarterly distribution, as determined by the General Partner.

“Initial Quarter” has the meaning set forth in Section 6.3(e).

“Initial Period Accretion Amount” has the meaning set forth in Section 5.15(b)(ii).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Series A Convertible Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Memorandum” means the Partnership’s Confidential Private Placement Memorandum dated February 29, 2016 relating to the Plan and the Series A Convertible Units and the Converted Common Units, including the Election Form and Letter of Transmittal, the form of which is attached as Annex A to the Memorandum.

“Merger Closing Date” means the closing date of the Williams Merger.

“Merger Termination Date” means the date of termination of the Williams Merger Agreement.

“Participating Common Units” means each Common Unit for which a Plan Offeree makes a valid election (and does not validly revoke such election) to participate in the Plan in accordance with, and subject to the terms of, the Memorandum.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units and Series A Convertible Units.

“Permitted Holders” means (i) any of Kelcy L. Warren, his heirs at law, entities or trusts owned by or established for the benefit of such individual or his heirs at law (such as entities or trusts established for estate planning purposes), (ii) the MLP or any other Person under the management or control of the MLP, (iii) ETC or any other Person under the management or control of ETC and (iv) the General Partner and entities owned solely by existing and former management employees of the General Partner.

“Plan” means the plan of the Partnership pursuant to which a Plan Offeree may make a one-time election to forgo certain distributions on some or all of their Common Units for a period of up to nine Quarters commencing with distributions for the Quarter ending March 31, 2016, and reinvest those distributions in Series A Convertible Units, all as more fully described in the Memorandum.

“Plan Offeree” means any Unitholder who has been provided the opportunity to participate in the Plan in accordance with, and subject to, the terms of the Memorandum.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, including without limitation any Series A Convertible Units, the Person in whose name any such other Partnership Interest is registered on the books of the Transfer Agent or the books that the General Partner has caused to be kept, as the case may be, as of the opening of business on such Business Day.

“Series A Convertible Units” means the series of Units designated as Series A Convertible Preferred Units pursuant to Section 5.15.

“Series A Convertible Unit Distribution Amount” means $0.11 per Unit.

“Series A Convertible Unit Issue Date” means the date the Series A Convertible Units are issued.

“Subsequent Quarter” has the meaning set forth in Section 6.3(f).

“Subsequent Period Accretion Amount” has the meaning set forth in Section 5.15(b)(ii).

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Series A Convertible Units but shall not include General Partner Units (or the General Partner Interest represented thereby).

“Unit Majority” means at least a majority of the Outstanding Common Units and Outstanding Series A Convertible Units, in each case if applicable, voting together as a single class and on an As-Converted Basis.

“Voting Stock” of any Person as of any date means, with respect to any Person (other than a general or limited partnership), the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors or other governing body of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Williams” means The Williams Companies, Inc., a Delaware corporation.

“Williams Merger” means the merger of Williams with and into ETC pursuant to the Williams Merger Agreement.

“Williams Merger Agreement” means that certain Agreement and Plan of Merger dated as of September 28, 2015 among ETC, ETC Corp GP, LLC, the Partnership, the General Partner, Energy Transfer Equity GP, LLC and Williams.

(b) Section 1.1 of the Partnership Agreement is hereby further amended to add the following sentence to the end of the definition of “Common Unit”:

“The term “Common Unit” does not refer to a Series A Convertible Unit prior to the conversion of such Unit into a Common Unit pursuant to the terms hereof.”

(c) Article V of the Partnership Agreement is hereby amended to add a new Section 5.15 creating a new class of Units as follows:

“Section 5.15 Establishment of Series A Convertible Units.

(a) General. The General Partner hereby designates and creates a class of Units to be designated as “Series A Convertible Preferred Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Series A Convertible Units as set forth in this Section 5.15. Upon their issuance in accordance with the terms of the Plan, and in consideration of the agreement by the holders of Participating Common Units to forgo certain distributions with respect to such Participating Common Units in accordance with the Plan, the Series A Convertible Units will be fully paid.

(b) Rights of Series A Convertible Units. The Series A Convertible Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Allocations. For each calendar year during the period commencing upon the Series A Convertible Unit Issue Date and ending on the Convertible Unit Conversion Date, for purposes of allocating items of Partnership income, gain, loss and deduction to each Series A Convertible Unit pursuant to this Agreement, each Series A Convertible Unit will be treated as a Common Unit, determined on an As-Converted Basis as of the last day of such calendar year.

(ii) Conversion Value. The Conversion Value of each Series A Convertible Unit as of the Series A Convertible Unit Issue Date shall be zero. For each Initial Quarter, the Conversion Value shall be increased by an amount equal to the Conversion Value Cap less the per unit cash distribution paid with respect to each Participating Common Unit (excluding any Extraordinary Distributions) (the amount of such increase in any Initial Quarter, an “Initial Period Accretion Amount”). For each Subsequent Quarter, the Conversion Value shall be increased by an amount equal to the Conversion Value Cap less the per unit cash distribution paid with respect to each Series A Convertible Unit (excluding any Extraordinary Distributions) (the amount of such increase in any Subsequent Quarter, a “Subsequent Period Accretion Amount”). For the avoidance of doubt, the payment of an Extraordinary Distribution with respect to an Initial Quarter or Subsequent Quarter will not increase or decrease the Conversion Value of the Series A Convertible Units.

(iii) Conversion. Each Series A Convertible Unit shall convert into Common Units as described below on the first Business Day following the earliest to occur of (A) May 18, 2018; (B) the first date upon which the Series A Convertible Units would be convertible into a number of Common Units that equals the Common Unit Threshold; (C) the date of a Change of Control of the Partnership and (D) the date of dissolution of the Partnership (such earliest date, the “Convertible Unit Conversion Date”). On the Convertible Unit Conversion Date, each Series A Convertible Unit shall be converted into a number of Common Units determined by dividing the Conversion Value by a price (the “Conversion Price”) equal to $6.56. No fractional units shall be issued upon conversion of the Series A Convertible Units but cash will be paid in lieu of fractional units based on the five-day volume weighted average closing price of the Common Units on the National Securities Exchange on which the Common Units are listed immediately prior to the Convertible Unit Conversion Date.

(iv) Voting Rights. The Series A Convertible Units will have such voting rights under this Agreement as such Series A Convertible Units would have on an As-Converted Basis, except that the Series A Convertible Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Series A Convertible Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Series A Convertible Units shall be required to approve any matter for which the holders of the Series A Convertible Units are entitled to vote as a separate class. The Series A Convertible Units will be entitled to vote together as a single class with the Common Units on an As-Converted Basis on any matter for which the holders of Common Units are entitled to vote, with each Series A Convertible Unit entitled to the number of votes equal to the number of Common Units into which a Series A Convertible Unit is convertible at the time of the record date for the vote or written consent on the matter. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to include the Series A Convertible Units on an As-Converted Basis.

(v) Certificates; Book-Entry.

(A) Unless the General Partner shall determine otherwise, the Series A Convertible Units shall not be evidenced by certificates. Any certificates relating to the Series A Convertible Units that may be issued shall be in such form as the General Partner may approve. Any certificates evidencing Series A Convertible Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) Any certificate(s) evidencing the Series A Convertible Units and Converted Common Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.7(e)):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE GENERAL PARTNER (WHICH, IN THE DISCRETION OF THE GENERAL PARTNER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY

TO THE GENERAL PARTNER) THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TERMS OF THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER EQUITY, L.P., AS AMENDED, INCLUDING THE LIMITATIONS ON TRANSFER SET FORTH IN SECTION 5.15(b)(vi) THEREOF.”

(vi) Limitations on Transfer. No Series A Convertible Unit may be transferred, sold, assigned, pledged or otherwise alienated without the prior written consent of the General Partner.

(vii) Registrar and Transfer Agent. American Stock Transfer & Trust Company will act as the registrar and transfer agent for the Series A Convertible Units.

(viii) Splits and Combinations. For so long as any Series A Convertible Units are Outstanding, to the extent that the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its Common Units into a greater number of Common Units, or (C) combines or reclassifies its Common Units into a smaller number of Common Units, then the Conversion Value Cap, Conversion Price and Series A Convertible Unit Distribution Amount in effect immediately prior to the effective time of such distribution, subdivision, split, combination or reclassification shall each be proportionally adjusted by a fraction, (x) the numerator of which shall be the number of Common Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification and (y) the denominator of which shall be the number of Common Units Outstanding immediately following such distribution, subdivision, split, combination or reclassification.

(ix) Liquidation. In the event of any dissolution of the Partnership, either voluntary or involuntary, the Series A Convertible Units shall automatically be converted into Common Units in accordance with Section 5.15(b)(iii) and shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, the positive value in each such holder’s Capital Account in accordance with Section 12.4.”

(d) The first sentence of Section 6.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) shall be allocated (subject to Section 5.14(b) and Section 5.15(b)) among the Partners in each taxable year (or portion thereof) as provided herein below.”

(e) Article VI is hereby amended to add a new Section 6.1(d)(xii) as follows:

“(xii) Series A Convertible Units and Cost Recovery Allocations. Notwithstanding any other provision of this Agreement to the contrary, for each calendar year in which the Series A Convertible Units are outstanding, prior to any allocations being made to the Common Units pursuant to this Agreement and prior to any allocations being made to the Series A Convertible Units pursuant to Section 5.15(b)(i), a holder of a Series A Convertible Unit shall be allocated depreciation, amortization, depletion or other cost recovery equal to the aggregate Initial Period Accretion Amounts and Subsequent Period Accretion Amounts attributable to such holder’s Series A Convertible Units for such calendar year.”

(f) Section 6.3 is hereby amended and restated to read in its entirety as follows:

“Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 50 days following the end of each Quarter commencing with the Quarter ending on February 28, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Subject to Section 6.3(g), for each Quarter as to which the declaration date and the Record Date for a Quarterly distribution with respect to the Common Units occurs (1) during the period commencing on the Series A Convertible Unit Issue Date and ending on the earlier to occur of (i) the Merger Termination Date and (ii) the Merger Closing Date (each, an “Initial Quarter”), and (2) for each Quarter as to which the declaration date and the Record Date for a Quarterly distribution with respect to the Common Units occurs after the Convertible Unit Conversion Date, Available Cash with respect to such Quarter shall be distributed to the General Partner and to the holders of the Common Units, in accordance with their respective Percentage Interests, until there has been distributed an amount equal to 100% of Available Cash.

(f) Subject to Section 6.3(g), for each Quarter as to which the declaration date and the Record Date for a Quarterly distribution with respect to the Common Units occurs during the period commencing on the earlier to occur of (i) the Merger Termination Date and (ii) the Merger Closing Date and ending on the Convertible Unit Conversion Date (each, a “Subsequent Quarter”), Available Cash with respect to such Subsequent Quarter shall be distributed:

(1) first, prior to any distributions being made to the holders of the Common Units and the General Partner, to the holders of the Series A Convertible Units, Pro Rata, until there has been distributed with respect to each Series A Convertible Unit an amount equal to the Series A Convertible Unit Distribution Amount; and

(2) thereafter, to the holders of the Common Units and the General Partner, in accordance with their respective Percentage Interests, until there has been distributed an amount equal to 100% of Available Cash.

(g) Notwithstanding anything in this Sections 6.3 to the contrary, with respect to any Initial Quarter or Subsequent Quarter, any distribution constituting an Extraordinary Distribution shall be distributed to the General Partner and the holders of the Common Units and Series A Convertible Units, in accordance with their respective Percentage Interests, and on an As-Converted Basis.”

(g) Article VI is hereby amended to add a new Section 6.8 as follows:

“Section 6.8 Special Provisions Relating to the Holders of Series A Convertible Units.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Convertible Units (i) shall (A) possess the rights, preferences and privileges and be subject to the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and be entitled to vote on any matters requiring the approval of the holders of Outstanding Units, and (ii) shall not (A) be entitled to any distributions other than as provided in Section 5.15, Article VI or Article XII or (B) be allocated items of income, gain, loss or deduction other than as specified in Section 5.15 or Article VI.

(b) At the Convertible Unit Conversion Date, a holder of (i) a Participating Common Unit or (ii) a Converted Common Unit shall be allocated all or any portion of Partnership Unrealized Gain or Unrealized Loss, and thereafter, to the extent necessary, items of income, gain, loss or deduction such that the Per Unit Capital Amount with respect to each Common Unit referred to in clause (i) or clause (ii) above is equal to the Per Unit Capital Amount with respect to the Common Units (other than Participating Common Units) then outstanding.”

Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 5. Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

LE GP, LLC

By:	/s/ John W. McReynolds
John W. McReynolds
President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:     LE GP, LLC, General Partner of Energy Transfer Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ John W. McReynolds
John W. McReynolds
President

[Signature Page to Amendment No. 5 to ETE Partnership Agreement]